Exhibit 10.11
TERMS AND CONDITIONS
OF
STOCK OPTIONS GRANTED IN 2007
UNDER STOCK PERFORMANCE PLAN

STOCK PERFORMANCE PLAN
TERMS AND CONDITIONS OF
STOCK OPTIONS GRANTED IN 2007
SECTION I. DEFINITIONS
1.	The term “NQO” means a nonqualified stock option.

2.	The term “retirement” used hereafter refers to retirement pursuant to the provisions of the pension or retirement plan or policy of a plan company.
SECTION II. TERMS AND CONDITIONS APPLICABLE TO NQOs
1.	Option Price

The stock option grant entitles the optionee to purchase, subject to the limitations set forth in these terms and conditions, DuPont common stock at the closing price on the NYSE (New York Stock Exchange)-Composite Transactions Tape on the grant date, which is the option price.

2.	Exercisability – Three-Year Phase-In

Except as provided in paragraph 4 below, from the grant date to the day prior to the first anniversary of grant date no shares may be purchased under the stock option grant.

Subject to other terms and conditions herein, including paragraph 4 (b) below (relating to death, retirement, termination due to divestiture or lack of work or total and permanent disability), one-third of the shares subject to the option may be purchased beginning on the first anniversary of the grant date. Except as described in paragraph 4 (b) below, on each of the next two succeeding anniversaries of the grant date, an additional one-third of the shares subject to the option may be exercised. The shares subject to the option, which may be purchased beginning on the first and second anniversaries, shall be rounded down to the nearest whole share while the balance of the shares may be purchased beginning on the third anniversary.

3.	Last Date of Exercisability

No shares may be purchased under the stock option grant after the earliest of the following:
a.	The day prior to the sixth anniversary of the grant date, or

b.	Two years after the optionee’s death, or

c.	One year after the day on which employment is terminated due to divestiture (to an entity which is less than 50% owned by DuPont) or lack of work or total and permanent disability as such terms are defined in applicable benefit plans, or

d.	The date (after retirement pursuant to the provisions of the pension or retirement plan or policy of a plan company or termination of employment due to divestiture to an entity which is less than 50% owned by DuPont or lack of work or total and permanent disability as such terms are defined in applicable benefit plans) on which a determination is made in accordance with Article XI, paragraph 2 of the Stock Performance Plan, that the optionee willfully engaged in any activity which is harmful to the interests of a plan company, or

e.	The date of termination of employment for any reason other than death, divestiture, lack of work, retirement or total and permanent disability as such terms are defined in applicable benefit plans.
4.	Retirement, Termination Due to Divestiture, Lack of Work or Total and Permanent Disability and Death
a.	The day following retirement, termination due to divestiture or lack of work or total and permanent disability as such terms are defined in applicable benefit plans, or upon death,

shares subject to option may be purchased, subject to the terms and conditions provided in paragraph 2 above, (b) below and all other terms and conditions herein, provided retirement, termination due to divestiture or lack of work, total and permanent disability or death occurs at least six months after grant date. If, however, retirement, termination due to divestiture, lack of work or total and permanent disability, or death occurs prior to six months after grant date, no such shares may be purchased and grants will terminate.

b.	The three-year exercisability limitation described in paragraph 2 above remains in effect in the event of retirement and is waived in the event of death. In the event of termination of the optionee’s employment due to divestiture or lack of work or total and permanent disability as such terms are defined in applicable benefit plans, the three-year exercisability limitation described in paragraph 2 above remains in effect during the one-year post-termination period of exercisability.
5.	Adjustments

In the event of any stock dividend, split-up, reclassification or other change in capitalization, an equitable adjustment will be made as indicated in Article XII of the Stock Performance Plan in the number of shares subject to the stock option and the price per share applicable thereto.

6.	Nontransferability and Exercise Upon Death

During the optionee’s lifetime, this grant is not transferable and shares subject to the option may be purchased only by the optionee, except as may otherwise be provided in rules established by the Compensation Committee to permit transfers or to authorize a third party to act on behalf of the grantee with respect to any stock options.

In the event of death, to the extent shares subject to option under this grant have not already been purchased or this grant is otherwise terminated, this grant shall be exercisable:
a.	by the person or persons designated by the optionee in the last beneficiary designation filed with the plan administrator, or

b.	if no such designation has been filed, by the executor or administrator of the optionee’s estate or in accordance with his or her directions, subject to the other terms and conditions contained herein.
If the optionee desires to designate a beneficiary for receipt of this grant, the optionee must file a designation form with the plan administrator.

7.	How to Exercise/Payment of Option Price

It will be necessary to make arrangements with the Company or the designated third party administrator for full payment of shares purchased at the time of exercising the stock option, or any portion of it. Payment of the option price must be made in cash, through the sale of option shares issued pursuant to the exercise (except for Section 16 officers), or in DuPont common stock, valued at the fair market value (the average of the high and low prices on the NYSE-Composite Transactions Tape) on the date of exercise, or a combination thereof as determined by the Compensation Committee. When payment is made in shares, the optionee must have owned such shares for at least six months.

Purchase of shares will be effected only if (1) the optionee has established the appropriate account with the plan administrator, and (2) notice of such purchase, accompanied by payment, is received by the Senior Vice President-DuPont Finance or designee on or before the last day allowed for the purchase of shares as indicated above. Shares purchased or delivered in payment upon exercise will be registered in the optionee’s name after receipt by the Senior Vice President-DuPont Finance or designee of such notice and payment. In the event of death prior to delivery of shares purchased pursuant to the option, the shares will be registered in the name(s) of the optionee’s designated beneficiary(ies), or in accordance with the directions of the executor or administrator of the optionee’s estate, as the case may be.

8.	Satisfying Withholding with DuPont Common Stock

Withholding for federal, state and local taxes is required in connection with exercise of NQOs. When an NQO is exercised, the difference between the option price and the value of the stock at time of exercise is compensation subject to withholding. In lieu of cash from personal funds, shares of DuPont common stock may be used to satisfy tax-withholding requirements.

Shares used for withholding may be either option shares otherwise issuable pursuant to the exercise of the NQO or shares already owned which are tendered to the Company. The optionee must unconditionally agree to tender the appropriate number of shares to the Company if the amount of withholding tax is determined after the date of exercise of the option. The number of shares withheld by the Company or required to be tendered to satisfy withholding taxes shall be determined based on the fair market value (the average of the high and low prices on the NYSE-Composite Transactions Tape) of the shares on the date for determining the amount of withholding tax due. Federal, state and local withholding cannot exceed statutory requirements. When shares already owned are used to satisfy withholding, the optionee must have owned such shares for at least six months.

If the optionee is a Section 16 officer or director, because of SEC requirements, any election to use share withholding is subject to certain restrictions and requirements. In general, the optionee must make an irrevocable election at least six months prior to the exercise date or within one of the four ten-day window periods per year. The terms and conditions applicable to use of share withholding by Section 16 officers are attached hereto as Exhibit A.

In the event of changes in relevant law or circumstances, the Compensation Committee may modify the terms and conditions of this paragraph 8, including discontinuing share withholding.

9.	Interpretation

The decision of the Compensation Committee with respect to any question arising as to the interpretation of the Stock Performance Plan as it affects this grant, including the severability of any and all of the provisions of the Stock Performance Plan, shall be final, conclusive and binding.

10.	No Acquired Rights

This grant is made at the discretion of the Company, and should not be construed to imply an entitlement to any future grants of a like or different nature.

11.	Incorporation of Stock Performance Plan

In addition to the terms and conditions set forth above, which are fixed by the Compensation Committee in accordance with Article VI, paragraph 4 of the Stock Performance Plan, optionee grants are also subject to the other applicable provisions of the Stock Performance Plan.

EXHIBIT A
TERMS AND CONDITIONS FOR USING SHARES TO SATISFY
WITHHOLDING TAX ON EXERCISE OF NONQUALIFIED STOCK OPTIONS
A Section 16 officer or director may elect to use shares of DuPont common stock to satisfy federal, state and local tax withholding requirements in connection with the exercise of a nonqualified stock option. No shares may be withheld in excess of statutory requirements.
1.	An election to use shares to satisfy amounts required to be withheld pursuant to applicable federal, state and local tax laws in connection with the exercise of a nonqualified option is irrevocable. No election may be made with respect to an option prior to six months after the grant date.

2.	An election to use shares to satisfy tax-withholding requirements is subject to the disapproval of the Compensation Committee.

3.	Shares used to satisfy withholding may either be option share otherwise issuable pursuant to the exercise of the nonqualified stock option or shares already owned which are tendered to the Company. The Section 16 officer or director must unconditionally agree to tender the appropriate number of shares to the Company if the amount of withholding tax is determined after the date of exercise of the option. When shares already owned are used to satisfy withholding, the optionee must have owned such shares for at least six months.

4.	When the Section 16 officer or director elects to use shares to satisfy withholding, the election must be made on a date six months or more prior to the exercise date, or during a ten-day window period prior to or coincident with the exercise. *

5.	The number of shares withheld by the Company or tendered by the Section 16 officer or director to satisfy the withholding tax requirement shall be determined based on the fair market value (the average of the high and low prices on the NYSE-Composite Transactions Tape) of the shares on the date for determining the amount of withholding tax due.

*	There are four ten-day window periods a year. They commence on the third business day following the date the Company announces its quarterly and annual sales and earnings and end on the twelfth business day following such date.